FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person
Siegel                   William                D.
(Last)                   (First)             (Middle)
	       767 Fifth Avenue--46th Floor
			(Street)
New York                   NY                  10153
(City)                   (State)               (Zip)
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2. Issuer Name and Ticker or Trading Symbol
     Chris-Craft Industries, Inc. (CCN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement of Month/Year
     06/97
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5. If Amendment, Date or Original (Month/Year)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

       x      Director                                    10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
	Senior Vice President                              below)
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7. Individual or Joint/Group Filing
   X  Form filed by one Reporting Person
  ---
      Form filed by more than one Reporting Person
  ---
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Instr.3)               Date              Code               Acquired (A)       Securities          Form:           Indirect
			   (Month/Day/Year)  (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
								of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month            (Instr. 4)      (Instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)
Common Stock              6/05/97            M              75,000    A    25.7705                    D
			  6/06/97            M              15,000    A    25.7705                    D
			  6/18/97            M               5,584    A    25.7705                    D
			  6/04/97            S              15,000    D    43.125                     D
			  6/04/97            S               5,000    D    43.375                     D
			  6/04/97            S               3,500    D    43.500                     D
			  6/04/97            S               6,500    D    43.750                     D
			  6/04/97            S              20,000    D    44.000                     D
			  6/04/97            S               5,000    D    44.250                     D
			  6/04/97            S               8,900    D    44.625                     D
			  6/04/97            S                 500    D    44.750                     D
			  6/04/97            S               2,500    D    45.125                     D
			  6/04/97            S               3,000    D    45.375                     D
			  6/04/97            S                 100    D    45.500                     D
			  6/05/97            S               5,000    D    44.125                     D
			  6/06/97            S               2,500    D    44.375                     D
			  6/06/97            S               2,000    D    44.500                     D
			  6/06/97            S               5,500    D    44.625                     D
			  6/06/97            S               5,000    D    44.750                     D
			  6/18/97            S               5,584    D    46.255   11,162            D
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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)     Table II-Derivative Securities Acquired, Disposed
				 of, or Beneficially Owned (e.g. puts, calls,
				 warrants, options, convertible securities)


1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
   Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
   Security           of Derivative        (Month/        8)              Securities         and Expiration
   (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									  or Disposed        (Month/Day/Year)
									  (D) (Instr.3,
									  4 and 5)

									  (A)      (D)        Date      Expiration
Employee stock option
(right to buy)         25.7705              06/05/97       M                       34,762     12/04/93  12/03/97
		       25.7705              06/05/97       M                       34,761     12/04/94  12/03/97
		       25.7705              06/05/97       M                        5,477     12/04/95  12/03/97
		       25.7705              06/06/97       M                       15,000     12/04/95  12/03/97
		       25.7705              06/18/97       M                        5,584     12/04/95  12/03/97
7.Title and               8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                 Derivative             Derivative              Form of          of
   Underlying               Security               Securities              Derivative       Indirect
   Securities               (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                        Owned at End            Direct (D)       Ownership
   and 4)                                          of Month                or               (Instr.4)
						   (Instr.4)               Indirect (I)
									   (Instr.4)
Title         Number
	      of Shares
Common Stock  34,762       --                     -0-                     D
	      34,761       --                     -0-                     D
	       5,477       --                                             D
	      15,000       --                                             D
	       5,584       --                     8,700                   D

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

	 /s/ William D. Siegel                 July 1, 1997
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   **Signature of Reporting Person                  Date